Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports each dated February 28, 2012 relating to the financial statements and financial highlights of Met/Franklin Templeton Founding Strategy Portfolio appearing in the Annual Report on Form N-CSR of Met Investors Series Trust and Metlife Growth Strategy Portfolio appearing in the Annual Report on Form N-CSR of Met Investors Series Trust for the year ended December 31, 2011. We also consent to the reference to us under the heading “Financial Statements and Experts” in the Prospectus/Proxy Statement which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 16, 2012